UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011

NTN BUZZTIME, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

5966 La Place Court, Suite 100 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, the Nominating and Corporate Governance/Compensation Committee (the “Committee”) of our Board of Directors adopted the NTN Buzztime, Inc. Corporate Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2011 (the “Plan”).  The Plan period is from January 1, 2011 to December 31, 2011. The Committee will administer and interpret the Plan.

Participants will earn incentive compensation under the Plan based on the attainment by the Company of the following performance measurements:

•	Company achievement of targeted earnings before interest, tax, depreciation and amortization (EBITDA), as approved by the Board of Directors;

•	Company achievement of player "visits" / play duration metrics, as approved by the Committee;

•	Company achievement of increased levels of account retention in the subscriber customer base and accelerated rates of new subscriber acquisition, as approved by the Committee; and

•	Company achievement of increased levels of advertising and marketing services sales on the Buzztime network, as approved by the Committee.

Fifty percent (50%) of a participant’s actual incentive compensation payout amount will be based on the Company’s achievement of the EBITDA performance measurement and is not contingent upon meeting the other performance measurements.  The remaining fifty percent (50%) of a participant’s actual incentive compensation payout amount will be based on the Company's achievement of the performance measurements related to the player, customer and advertising metrics described above.  Evaluation of the player, customer and advertising measurements and the determination as to any payments to be made based on the achievement of these measurements is at the sole discretion of the Committee.

The Committee will determine our company’s achievement of the performance measurements and the actual incentive payout amount that an individual receives. This determination will be made as soon as practicable following December 31, 2011. Subject to the other terms of the Plan, an incentive compensation payout, if any, to participants will be made within 30 days after the date we receive our independent auditor’s report on our company’s annual financial statements for 2011, but no later than March 15, 2012.

Under the terms of the Plan, each participant will have a target payout amount, based on a percentage of the participant’s annual base salary (excluding benefits) as of December 31, 2011, that is assigned according to such participant’s position and job level.  The target payout amount for our named executive officers is 50% of their annual base salary (excluding benefits) as of December 31, 2011.

Individuals who are eligible to participate in the Plan must (i) be employed by us on or before October 1, 2011, on active, full-time, paid status, and (ii) are not a participant in any of our other incentive compensation programs.  Any individual who becomes eligible to participate in the Plan after January 1, 2011 (either through new hire, promotion or transfer) will be assigned a target payout and will be eligible to earn a prorated incentive payment on that basis.  In order for a participant to earn and receive any incentive compensation payout under the Plan, the Committee must have approved such incentive compensation payout as evidenced in the Committee meeting minutes and the participant must be employed by us on the payout date.

The table below sets out the target payout amount for each of our named executive officers under the terms of the Plan assuming our company achieves the performance measurements at a rate of 100%:

Officer	$ Amount
Michael Bush, President and Chief Executive Officer	187,500
Kendra Berger, Chief Financial Officer	150,000

The Plan may be amended, modified or terminated at any time at the discretion of the Board with or without advance notice.  If the Plan is amended prior to the end of the Plan period, participants will be paid according to any amending or terminating documents.  The Plan will automatically terminate at the end of the Plan period, except that the payout provisions will continue in effect until satisfied.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: May 3, 2011	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

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